Exhibit 6.3

2nd AMENDMENT TO ASSET PURCHASE AGREEMENT

SOUTHLAND PUBLISHING, INCORPORATED, a California corporation (“Southland”); CULTURE PUB, INC., a Delaware corporation (“CPI”), and HIGHTIMES HOLDING CORP., a Delaware corporation (“Hightimes”) make and enter into this 2nd Amendment to Asset Purchase Agreement (“2nd Amendment”) effective September 30, 2018. Southland, CPI and Hightimes are sometimes referred to herein separately as a “Party” and together as the “Parties”.

RECITALS:

WHEREAS, the Parties made and entered into an Asset Purchase Agreement (“Agreement”) dated June 8, 2018, signed by Southland on June 9, 2018 and by CPI and Hightimes on June 12, 2018.

WHEREAS, the Parties made and entered into lst Amendment to the Asset Purchase Agreement (“lst Amendment”) dated effective August 20, 2018.

WHEREAS, it was the intention of the Parties by way of the Agreement, that at the Closing Date, Hightimes would issue to Southland $4 million of publicly traded stock of Hightimes valued at the Closing Market Price (defined in the Agreement), subject to the lockup period no greater than 180 days, in connection with a Qualified Offering (defined in the Agreement), if the Origo Merger did not take place.

WHEREAS, in the Agreement as amended in the 1st Amendment the “Closing Date” was defined to mean the earlier to occur of (a) three (3) Business Days following consummation of a Hightimes Liquidity Event, or (b) 5:00 p.m. PDT on October 1, 2018.

WHEREAS, in the Agreement as amended in the 1st Amendment, Southland has the right to terminate the Agreement in the event that a Hightimes Liquidity Event does not occur on or prior to October 1, 2018.

WHEREAS, Hightimes has indicated that there is a possibility that the Hightimes Liquidity Event may be delayed beyond October 1, 2018, the Parties have agreed it would be in their respective best interests to amend the Agreement as previously amended as follows:

TERMS OF 2nd AMENDMENT:

(1)	The Closing will take place by no later than the end of the day October 1, 2018 (and Southland will waive its right to unilaterally terminate the asset purchase agreement by the October 1, 2018 date based on Hightimes’ failure to complete the Liquidity Event by October 1, 2018). Hightimes will not be considered in breach of the Agreement as amended by the 1st Amendment solely as a result of its failure to issue to Southland publicly traded stock of Hightimes by October 1, 2018 as Southland will extend the contractual deadline for Hightimes to complete the Qualified Offering until December 1, 2018. Hightimes shall issue the publicly traded shares to Southland upon the completion of such Qualified Offering.

2nd Amendment to Asset Purchase Agreement

(2)	If Hightimes fails to complete the Qualified Offering by December 1, 2018, Southland will have the option to:

(a) Require Hightimes (and any entity affiliated with Hightimes that owns the assets of Culture Magazine) to issue a promissory note to Southland by December 15, 2018 in the amount of $2 million in lieu of the $4 million of stock of Hightimes valued at the Closing Market Price. Such promissory note shall be fully secured by the assets of Hightimes Holdings and any entity owning the Culture assets, and such note shall pay interest at a rate of 6% (and a 10% default rate), with principal payments due as follows: $250,000 March 15, 2019, June 15, 2019, September 15, 2019 and December 15, 2019, with the remaining principal balance of $1 million due and payable by March 15, 2020; OR

(b) Further extend the date upon which Hightimes must complete its Qualified Offering and issue publicly traded shares to Southland until February 1, 2019. If Hightimes chooses this option to extend the deadline to February 1, 2019 to complete the Qualified Offering and issue the publicly traded shares to Southland, and Hightimes fails to meet the February 1, 2019 deadline, Hightimes (and any entity affiliated with Hightimes that owns the assets of Culture Magazine) to issue a promissory note to Southland by December 15, 2018 in the amount of $2 million in lieu of the $4 million of stock of Hightimes valued at the Closing Market Price. Such promissory note shall be fully secured by the assets of Hightimes Holdings and any entity owning the Culture assets, and such note shall pay interest at a rate of 6% (and a 10% default rate), with principal payments due as follows: $250,000 March 15, 2019, June 15, 2019, September 15, 2019 and December 15, 2019, with the remaining principal balance of $1 million due and payable by March 15, 2020.

IN WITNESS WHEREOF, the Parties have caused this 2nd Amendment to be signed by their duly authorized representatives.

CULTURE PUB, INC.

By:	/s/ Adam E. Levin	Dated: September 24th, 2018
Name:	Adam E. Levin
Title:	Chief Executive Officer

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin	Dated: September 24th, 2018
Name:	Adam E. Levin
Title:	Chief Executive Officer

SOUTHLAND PUBLISHING, INCORPORATED

By:	/s/ Bruce Bolkin	Dated: September 25, 2018
Name:	Bruce Bolkin
Title:	President

2nd Amendment to Asset Purchase Agreement